                                Prospectus Supplement filed under Rule 424(b)(3) Registration No. 333-9661

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 17, 1996)

                          BROADBAND TECHNOLOGIES, INC.

                                  $115,000,000
               5% CONVERTIBLE SUBORDINATED NOTES DUE MAY 15, 2001
                   (INTEREST PAYABLE MAY 15 AND NOVEMBER 15)

                                      AND

   2,772,420 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, ISSUABLE UPON
              CONVERSION OF SUCH 5% CONVERTIBLE SUBORDINATED NOTES

                             ---------------------

    The Prospectus, dated September 17, 1996 (the "Prospectus"), relating to the offering for resale of up to $115,000,000 aggregate principal amount of outstanding 5% Convertible Subordinated Notes, due May 15, 2001 (the "Notes") of BroadBand Technologies, Inc. ("BroadBand"), and the 2,772,420 shares of Common Stock, par value $0.01 per share, of BroadBand that are issuable upon conversion of the Notes, is hereby supplemented as set forth below.

 1) "Tradewind Fund I, LP" is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $500,000 and
    (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 12,054.

 2) "Bear Stearns Securities Corp." is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $500,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 12,054.

 3) "McMahan Securities Co. L.P." is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $1,000,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 24,108.

 4) The name of "BT Securities Corp." in the table of Selling Holders on page 28 of the Prospectus is changed to the name of "BT Securities Corporation."

 5) The information set forth opposite the name of BT Securities Corporation in the table of Selling Holders on page 28 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $2,500,000, (ii) Common Stock Owned Prior to Offering of 72,270 and (iii) Common Stock Offered Hereby of 60,270.

 6) The information set forth opposite the name of Colonial Penn Life Insurance in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $500,000 and
    (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 12,054.

 7) The name of "Colonial Penn Insurance" in the table of Selling Holders on page 29 of the Prospectus is changed to the name of "Colonial Penn Insurance Co."

 8) The information set forth opposite the name of Colonial Penn Insurance Co. in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $500,000 and
    (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 12,054.

 9) The information set forth opposite the name of Lord Abbett Bond Debenture Fund in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $3,000,000 and
    (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 72,324.

10) The information set forth opposite the name of OCM Convertible Trust in the table of Selling Holders on page 28 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $3,170,000 and
    (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 76,422.

11) The information set forth opposite the name of Delta Air Lines Master Trust in the table of Selling Holders on page 28 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $1,890,000 and
    (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 45,564.

12) The information set forth opposite the name of State Employees' Retirement Fund of the State of Delaware in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $695,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 16,755.

13) The information set forth opposite the name of State of Connecticut Retirement and Trust Funds in the table of Selling Holders on page 29 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $1,495,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 36,041.

14) The information set forth in the row of the table of Selling Holders labeled "SUBTOTAL" on page 30 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $102,860,000, (ii) Common Stock Owned Prior to Offering of 2,507,723 and (iii) Common Stock Offered Hereby of 2,479,723.

15) The information set forth in the row of the table of Selling Holders labeled "Unnamed holders of Offered Securities or any future transferees, pledgees, donees or successors of or from any such unnamed holder" on page 30 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $12,140,000, (ii) Common Stock Owned Prior to Offering of 292,697 and (iii) Common Stock Offered Hereby of 292,697.

16) The information set forth in the row of the table of Selling Holders labeled "TOTAL" on page 30 of the Prospectus is deleted and the following information, as of a recent date prior to the date of this Prospectus Supplement, is inserted in lieu thereof: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $115,000,000, (ii) Common Stock Owned Prior to the Offering of 2,800,420 and (iii) Common Stock Offered Hereby of 2,772,420.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 31, 1996.